Exhibit 10.8

PUT-CALL RIGHT AGREEMENT
THIS PUT-CALL RIGHT AGREEMENT (this “Agreement”) is entered into as of July 20, 2020 (the “Effective Date”), by and between Centaur Propco LLC, a Delaware limited liability company (“VICI”), and Caesars Resort Collection, LLC, a Delaware limited liability company (“Owner”). VICI and Owner are together referred to herein as the “Parties”, and each individually, a “Party”.

RECITALS:

A.(i) Owner is the owner of all of the limited liability company interests in Centaur Holdings, LLC, a Delaware limited liability company (“Centaur”) and (ii) Centaur, indirectly, through its wholly-owned subsidiaries, owns those certain parcels of real property more particularly described on Exhibit A attached hereto, together with the real property improvements thereon, known as “Hoosier Park” and “Indiana Grand” (collectively, the “Centaur Facilities”).
B.Certain affiliates of VICI and certain affiliates of Owner are party to that certain Lease (Non-CPLV), dated as of October 6, 2017, by and between the affiliates of VICI and the affiliates of Owner party thereto, as amended by that certain First Amendment to Lease (Non-CPLV) dated December 22, 2017, as further amended by that certain Second Amendment to Lease (Non-CPLV) and Ratification of SNDA dated February 16, 2018, as further amended by that certain Third Amendment to Lease (Non-CPLV) dated April 2, 2018, as further amended by that certain Fourth Amendment to Lease (Non-CPLV) dated December 26, 2018, as further amended by that certain Omnibus Amendment to Leases dated June 1, 2020, as further amended by that certain Fifth Amendment to Lease (Non-CPLV) dated as of the date hereof (which Lease was renamed, effective as of the date hereof, the “Regional Lease”), and as further amended, supplemented or otherwise modified from time to time (collectively, the “Non-CPLV Lease”).
C.Subject to the satisfaction of certain conditions and upon the terms set forth herein, the Parties desire for (i) Owner to have the right to require VICI to purchase the Subject Property (as defined below) and (ii) for VICI to have the right to require Owner to sell the Subject Property to VICI, all on and subject to the terms and conditions set forth in this Agreement. “Subject Property” shall mean (x) all of the equity interests in Centaur (after giving effect to the distribution of the operating assets out of Centaur) or (y) at Owner’s election, all of the equity interests in another newly formed single purpose entity to which all of Centaur’s direct or indirect interests in the Centaur Facilities are transferred substantially concurrently with the Closing Date, in each case, it being understood that (I) the business and operations of the Centaur Facilities (including any and all gaming licenses used in connection therewith and all other personal property related thereto), and any related liabilities, will be retained by Owner and/or its Affiliates and (II) Owner and its Affiliates shall not be required to take any action that would result in the sale of the Subject Property pursuant to this Agreement being treated as a sale of assets rather than stock for U.S. federal or state income tax purposes, including making an Internal Revenue Code Section 338(h)(10), Section 336(e) or similar election.

AGREEMENT:

NOW, THEREFORE, in consideration of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Access Provisions” means the following:

(1)    VICI, at its cost, may conduct such surveys and non-invasive investigations and inspections of the Centaur Facilities (collectively “Inspections”) as VICI elects in its sole discretion and Owner, at reasonable times, shall provide or cause to be provided reasonable access to the Centaur Facilities to VICI and VICI’s consultants and other representatives for such purpose. VICI’s right to perform the Inspections shall be subject to and will not unreasonably interfere with or disturb the rights of tenants, guests and customers at the Centaur Facilities and the Inspections shall not unreasonably interfere with Owner’s business operations. VICI and its agents, contractors and consultants shall comply with Owner’s reasonable requests with respect to the Inspections to minimize such interference. VICI will cause each of VICI’s consultants that will be performing such tests and inspections (other than purely visual inspections) to provide to Owner (as a condition to performing such Inspections) proof of commercial general liability insurance on an occurrence form with limits of not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) aggregate limit bodily injury, death and property damage per occurrence.

(2)    In connection with such access, VICI shall be deemed to agree to indemnify and hold harmless Owner and its Affiliates from and against any loss that Owner or its Affiliates shall incur as the result of the acts of VICI or VICI’s representatives or consultants in conducting physical diligence with respect to the Centaur Facilities, or, in the case of physical damage to the Centaur Facilities resulting from such physical diligence, for the reasonable cost of repairing or restoring the Centaur Facilities to substantially its condition immediately prior to such damage (unless VICI promptly shall cause such damage to be repaired or restored); provided, however, (i) the foregoing indemnity and agreement to hold Owner and its Affiliates harmless shall not apply to, and VICI shall not be liable or responsible for, (A) the discovery of any fact or circumstance not caused by VICI or its representatives or consultants (except to the extent VICI exacerbates such fact or circumstance), (B) any pre-existing condition (except to the extent VICI exacerbates such pre-existing condition), or (C) the negligence or willful misconduct of Owner, any of Owner’s Affiliates or any of their respective agents, employees, consultants or representatives and (ii) in no event shall VICI be liable for any consequential, punitive or special damages; provided that, for the avoidance of doubt, such waiver of consequential, punitive and special damages shall not be deemed a waiver of damages that Owner or any of its Affiliates is required to pay to a party other than Owner or an Affiliate of Owner in respect of consequential, punitive or special damages.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In no event shall Owner or any of its Affiliates, on the one hand, or VICI or any of its Affiliates, on the other hand, be deemed to be an Affiliate of the other Party as a result of this Agreement or other agreements or arrangements between such Parties.

“Arbitration Panel” shall have the meaning set forth in Section 6 hereof.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of Las Vegas, Nevada, or in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

“Call/Put Right Incremental Non-CPLV Rent” means the amount of annual rent for the Centaur Facilities that would be required to be paid to achieve a Rent Coverage Ratio of 1.30:1.00 for the most recently ended four consecutive Fiscal Quarter period for which Financial Statements of Centaur are available (the “Trailing Test Period”) as of the date of Owner’s exercise of the Put Right or VICI’s exercise of the Call Right, as the case may be. “Rent Coverage Ratio” means the ratio of the EBITDAR of Centaur for the applicable Trailing Test Period as of the date of Owner’s exercise of the Put Right or VICI’s exercise of the Call Right, as the case may be (and as calculated based upon such Financial Statements) to such amount of annual rent. For purposes of calculating the “Rent Coverage Ratio,” EDITDAR shall be calculated on a pro forma basis to give effect to any material acquisitions and material asset sales consummated by Centaur and any of its Subsidiaries as applicable during the applicable Trailing Test Period as if each such material acquisition had been effected on the first day of such Trailing Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such Trailing Test Period.

“Call Right” means VICI’s right to require Owner to sell the Subject Property to VICI and simultaneously lease the Centaur Facilities back from VICI subject to and in accordance with the terms and conditions of this Agreement.

“Call Right Property Package” shall have the meaning set forth in Section 5(b).

“Call Right Property Package Request” shall have the meaning set forth in Section 5(b).

“Call Right Purchase Price” means the product of (a) the Call/Put Right Incremental Non-CPLV Rent multiplied by (b) 13.0.

“Centaur Facilities” shall have the meaning set forth in the recitals hereto.

“Closing Date” means the date upon which the Subject Property shall be transferred and assigned to VICI and the Centaur Facilities shall be leased back to Lessee, either pursuant to the Put Right or the Call Right, as applicable, in accordance with the terms hereof.

“Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests, other equity interests or otherwise.

“EBITDAR” means, for any applicable twelve (12) month period, the consolidated net income or loss of a Person and its subsidiaries on a consolidated basis for such period, determined in accordance with GAAP, provided, however, that without duplication and in each case to the extent included in calculating net income (calculated in accordance with GAAP): (i) income tax expense shall be excluded; (ii) interest expense shall be excluded; (iii) depreciation and amortization expense shall be excluded; (iv) amortization of intangible assets shall be excluded; (v) write-downs and reserves for non-recurring restructuring-related items (net of recoveries) shall be excluded; (vi) reorganization items shall be excluded; (vii) any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, and non-cash charges for deferred tax asset valuation allowances, shall be excluded; (viii) any effect of a change in accounting principles or policies shall be excluded; (ix) any non-cash costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement shall be excluded; (x) any nonrecurring gains or losses (less all fees and expenses relating thereto) shall be excluded; (xi) rent expense shall be excluded (provided, for the avoidance of doubt, “rent expense” does not include Additional Charges (as defined in the Non-CPLV Lease)); and (xii) the impact of any deferred proceeds resulting from failed sale accounting shall be excluded. In connection with any EBITDAR calculation made pursuant to this Agreement or any determination or calculation made pursuant to this Agreement for which EBITDAR is a necessary component of such determination or calculation, (i) promptly following request therefor, Owner shall provide VICI with all supporting documentation and backup information with respect thereto as may be reasonably requested by VICI, (ii) such calculation shall be as reasonably agreed upon between Owner and VICI, and (iii) if Owner and VICI do not agree within twenty (20) days of either party seeking to commence discussions, the same may be determined by an Arbitration Panel in accordance with and pursuant to the process set forth in Section 6 hereof (clauses (i) through (iii), collectively, the “EBITDAR Calculation Procedures”).

“Election Period” means the period of time commencing on January 1, 2022 and ending on December 31, 2024.

“Financial Statements” means, (i) for a Fiscal Year, consolidated statements of a Person’s and its subsidiaries’ income, stockholders’ equity and comprehensive income and cash flows for such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding

Fiscal Year and prepared in accordance with GAAP and audited by a “big four” or other nationally recognized accounting firm, and (ii) for a Fiscal Quarter, consolidated statements of a Person’s and its subsidiaries’ income, stockholders’ equity and comprehensive income and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year or Fiscal Quarter, as the case may be, and prepared in accordance with GAAP, together with a certificate, executed by the chief financial officer or treasurer of such Person, certifying that such financial statements fairly present, in all material respects, the financial position and results of operations of such Person in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).

“Fiscal Quarter” means, with respect to any Person, for any date of determination, a fiscal quarter for each Fiscal Year of such Person.

“Fiscal Year” means the annual period commencing January 1 and terminating December 31 of each year.

“GAAP” means generally accepted accounting principles in the United States consistently applied in the preparation of Financial Statements, as in effect from time to time.

“Gaming Approval Failure” shall mean the failure to obtain all Requisite Gaming Approvals within the Regulatory Period.

“Gaming Activities” means the conduct of gaming and gambling activities, hosting or simulcasting horse racing, pari-mutuel wagering, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, race track, card club or other enterprise, including, without limitation, slot machines, video gaming or lottery terminals, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Authority” or “Gaming Authorities” means, individually or in the aggregate, as the context may require, any foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof, that holds regulatory, licensing or permit authority, control or jurisdiction over Gaming Activities or related activities.

“Gaming Laws” means (i) all applicable constitutions, treaties, laws, regulations, orders, statutes or other Legal Requirements pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over Gaming Activities or related activities or otherwise pertaining to the ownership, control or conduct of Gaming Activities or related activities, and (ii) all rules, rulings, orders, ordinances, regulations of any Gaming

Authority applicable to Gaming Activities or related activities of the applicable Person or any of its Affiliates in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.
“Legal Requirements” means all applicable federal, state, county, municipal and other governmental statutes, laws (including securities laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions, whether now or hereafter enacted and in force, as applicable to any Person or to the Centaur Facilities.

“Lessee” shall mean the entity that will be the lessee of the Centaur Facilities pursuant to the Non-CPLV Lease Amendment.

“Lockout Period” shall mean the period commencing on the Effective Date and ending on the earlier of (a) the end of the Election Period (but only in the event that neither Owner exercised the Put Right nor VICI timely exercises the Call Right pursuant to and in accordance with the terms and provisions of Section 5), or (b) the termination of this Agreement.

“Material Adverse Effect” shall mean any defect in the design or construction of the Centaur Facilities, any Hazardous Substances (as defined in the Non-CPLV Lease) located in, on, under or about the Centaur Facilities or any portion thereof or incorporated therein, any casualty or condemnation with respect to the Centaur Facilities, and/or any violation of any Legal Requirements with respect to the Centaur Facilities that (a) has a material adverse effect on the value of the Centaur Facilities (i.e., will, or are reasonably likely to, individually or in the aggregate, reduce the value of the Centaur Facilities by more than 22-1/2% of the Put Right Purchase Price, as applicable), (b) has or would reasonably be expected to have a material adverse effect on Owner’s authority and/or ability to convey title to the Subject Property within the time or otherwise in accordance with the provisions of this Agreement and/or (c) has or would reasonably be expected to have a material adverse effect on the use and/or operation of the Centaur Facilities as compared to the use and/or operation of the Centaur Facilities on June 24, 2019, in each case individually or in the aggregate.

“Non-CPLV Lease” shall have the meaning set forth in the recitals hereto.
“Non-CPLV Lease Amendment” shall mean an amendment to the Non-CPLV Lease on the terms set forth on Exhibit B, pursuant to which VICI will join the Non-CPLV Lease as a landlord thereunder, Lessee will join the Non-CPLV Lease as a tenant thereunder, VICI will lease the Centaur Facilities to Lessee, as tenant, and the annual rent under the Non-CPLV Lease will be increased by the Call/Put Right Incremental Non-CPLV Rent.
“Owner Guarantor” shall mean Eldorado Resorts, Inc., a Nevada corporation (to be renamed Caesars Entertainment, Inc. and converted to a Delaware corporation on the date hereof).

“Owner Guaranty” shall mean a Guaranty dated as of the Effective Date by Owner Guarantor in favor of VICI.

“Owner Licensing Event” means: (a) either (1) a communication (whether oral or in writing) by or from any Gaming Authority to Owner or any Affiliate thereof or VICI or any Affiliate thereof or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by VICI, in its sole but reasonable discretion and pursuant to customary internal processes that the association of any member of the Owner Subject Group with VICI or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by VICI or any of its Affiliates under any Gaming Law or (ii) violate any Gaming Law to which VICI or any of its Affiliates is subject or (b) any member of the Owner Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not become so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of VICI includes any Person for which VICI or its Affiliate is providing management or consulting services with respect to Gaming Activities. For the avoidance of doubt, it shall not be an Owner Licensing Event if (x) Owner can resolve or cure the Owner Licensing Event within applicable timeframes (for purposes of illustration and not limitation, by terminating any responsible employee) and (y) Owner acts timely to cure the Owner Licensing Event.

“Owner Panel Member” shall have the meaning set forth in Section 6(b).

“Owner Subject Group” means Owner, Owner’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding VICI and its Affiliates.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Put-Call PSA Modifications” shall mean those terms and conditions set forth on Exhibit C attached hereto.

“Put Right” means Owner’s right to require VICI to purchase the Subject Property from Owner and simultaneously lease the Centaur Facilities back to Owner subject to and in accordance with the terms and conditions of this Agreement.

“Put Right Election Notice” shall have the meaning set forth in Section 3(b).

“Put Right Property Package” shall have the meaning set forth in Section 3(b).

“Put Right Purchase Price” means the product of (a) the Call/Put Right Incremental Non-CPLV Rent multiplied by (b) 12.5.

“Regulatory Approval Supporting Information” means information regarding VICI (and, without limitation, its officers and Affiliates) or Owner (and, without limitation, its officers and Affiliates) that is reasonably requested by, or otherwise reasonably necessary to obtain any Requisite Gaming Approval from, any applicable Gaming Authority either from VICI or from Owner, as the case may be, in connection with obtaining any Requisite Gaming Approvals that may be required to consummate the transactions contemplated by this Agreement.

“Regulatory Period” means the period of time that is two hundred seventy (270) days (or such longer time as may be agreed between Owner and VICI) after the finalization and execution of a Sale Agreement.

“Requisite Gaming Approvals” shall mean any notices due to any applicable Gaming Authorities and any necessary licenses, qualifications, authorizations, and approvals from applicable Gaming Authorities required for the exercise of the Put Right or the Call Right, as the case may be, and the consummation of the transactions contemplated thereby.

“Sale Agreement” means a purchase and sale agreement for the purchase and sale of the Subject Property, in materially the same form and on materially the same terms and conditions as that certain form of purchase and sale agreement (the “Laughlin Form”), attached as Exhibit G-1 to that certain Master Transaction Agreement, dated as of June 24, 2019, by and between Owner Guarantor and VICI Guarantor, except for the Put-Call PSA Modifications, with a Non-CPLV Lease Amendment attached thereto as an exhibit, which Non-CPLV Lease Amendment shall be executed upon the consummation of the closing under the Sale Agreement.

“Subject Property” shall have the meaning set forth in the recitals hereto.

“Third Panel Member” shall have the meaning set forth in Section 6(b).

“VICI Guarantor” shall mean VICI Properties, L.P., a Delaware limited partnership.

“VICI Guaranty” shall mean a Guaranty dated as of the Effective Date by VICI Guarantor in favor of Owner.

“VICI Licensing Event” means: (a) either (1) a communication (whether oral or in writing) by or from any Gaming Authority to Owner or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority may find that, or (2) a determination by Owner, in its sole but reasonable discretion and pursuant to customary internal processes that, the association of any member of the VICI Subject Group with Owner or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Owner or any of its Affiliates under any Gaming Law or (ii) violate any Gaming Law to which Owner or any of its Affiliates is subject or (b) any member of the VICI Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of Owner includes any Person for which Owner or its Affiliate is providing management or consulting services with respect to Gaming Activities. For the avoidance of doubt, it shall not be a VICI Licensing Event if (x) VICI can resolve or cure the VICI Licensing Event within applicable timeframes (for purposes of illustration and not limitation, by terminating any responsible employee) and (y) VICI acts timely to cure the VICI Licensing Event.

“VICI Panel Member” shall have the meaning set forth in Section 6(b).

“VICI Subject Group” means VICI, VICI’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Owner and its Affiliates.

2.Centaur Facilities. Notwithstanding anything to the contrary contained herein, during the Lockout Period, (a) Owner shall remain the 100% direct or indirect owner of, and shall Control, the Centaur Facilities (in each case, other than de minimis portions thereof) and (b) Owner shall continue to be an Affiliate of the tenant under the Non-CPLV Lease.

3.Put Right in Favor of Owner.
(a)    Put Right. Provided that (1) there shall be Financial Statements of Centaur for no less than four consecutive Fiscal Quarters, (2) the Non-CPLV Lease shall be in full force and effect, no Tenant Event of Default (as defined in the Non-CPLV Lease) shall exist, and no event or circumstance, which with the passage of time would result in a Tenant Event of Default (a “Tenant Default”), shall exist, (3) Owner shall not be in material default hereunder (and, for the avoidance of doubt, it shall not be deemed a material default if an Owner LD Default occurred and thereafter Owner paid the VICI Liquidated Damages Amount), and (4) there is no Material Adverse Effect at such time, then at any time during the Election Period, Owner shall have the right to exercise the Put Right in accordance with the procedures set forth in this Section 3 (all of the foregoing, collectively, the “Put Exercise Conditions”). If any or all of the Put Exercise Conditions are not satisfied, then Owner shall not be entitled to exercise the Put Right.

(b)    Requirements of Put Right Property Package. In order to duly and timely exercise the Put Right, subject to satisfaction of the Put Exercise Conditions, Owner shall deliver to VICI a notice (the “Put Right Election Notice”) of Owner’s election to exercise the Put Right, which shall include a package of information (the “Put Right Property Package”), which shall set forth all material information with respect to the Centaur Facilities, the Subject Property and the Put Right including, without limitation, the following:

(i)	reasonable evidence that the Put Exercise Conditions have been satisfied;

(ii)	the proposed Sale Agreement, in the condition required by this Agreement, which shall include the Put Right Purchase Price and Closing Date;

(iii)	the proposed Non-CPLV Lease Amendment, in the condition required by this Agreement;

(iv)
delivery of the Financial Statements referenced in Section 3(a); together with such other Financial Statements of Centaur for such other fiscal periods and such other financial information reasonably necessary in order to calculate the anticipated rent adjustments under the Non-CPLV Lease as provided in Exhibit B hereto (the “Additional Rent Support Information”));

(v)	delivery of all organizational documents of Owner;

(vi)
a reasonably detailed explanation of the computation of the proposed Put Right Purchase Price and the Call/Put Right Incremental Non-CPLV Rent, together with any related Financial Statements used as the basis therefor; and

(vii)
due diligence materials of a type that would customarily be provided to a purchaser of equity or properties such as the Subject Property and the Centaur Facilities and produced by reputable third-party companies reasonably acceptable to VICI, including in any event organizational documents, material contracts, a recent title report, property condition reports, survey, environmental reports, current tax status and any assessments owed, tax returns and other material tax documentation and information regarding any known litigation or judgment (collectively, “Diligence Materials”).

Promptly upon VICI’s reasonable request therefor, Owner shall provide to VICI additional information reasonably related to the Put Right Property Package, to the extent such information is reasonably available to Owner. Further, following delivery of the Put Right Election Notice, VICI and its consultants and representatives shall have access to the Centaur Facilities pursuant to, and VICI, and its consultants and representatives, shall comply with, the Access Provisions.

(c)    Put Right Deadline. If Owner does not deliver a Put Right Election Notice to VICI in accordance with the provisions of Section 3(b) prior to the expiration of the Election

Period, TIME BEING OF THE ESSENCE, the Put Right shall automatically terminate and be deemed null and void.

(d)    Dispute Regarding Put Right Property Package; Material Adverse Effect. If a Put Right Election Notice and Put Right Property Package are timely delivered by Owner to VICI but VICI either (1) disagrees with Owner’s computation of the Call/Put Right Incremental Non-CPLV Rent and/or the Put Right Purchase Price, (2) has comments or revisions to the draft Non-CPLV Lease Amendment or Sale Agreement that are required to cause same to comply with the provisions of this Agreement (or with respect to proposals therein that are not required in order to comply with the provisions of this Agreement), (3) believes that a condition exists (evidenced through the Diligence Materials or otherwise) that constitutes a Material Adverse Effect or (4) believes that any or all of the Put Exercise Conditions have not been satisfied, then VICI shall notify Owner thereof within sixty (60) days of VICI’s receipt of the Put Right Property Package (or, if later, such evidence of a Tenant Event of Default or Tenant Default). In such event, Owner and VICI shall negotiate in good faith up to a period of thirty (30) days in an effort to reconcile the applicable issue(s). If Owner and VICI are unable to resolve the subject dispute, then Owner may withdraw the Put Right Election Notice (in which case the Put Right may not be exercised again for a period of six (6) months (but in no event after the end of the Election Period)), and if Owner does not withdraw the Put Right Election Notice, the Parties agree that such dispute shall be resolved pursuant to arbitration in accordance with the procedures set forth in Section 6 hereof.

(e)    Finalization of Put Right Documents. If a Put Right Election Notice and Put Right Property Package are timely delivered, and (if applicable) any disputes under Section 3(d) above have been resolved, Owner and VICI shall as soon as reasonably practicable (but in all events within sixty (60) days thereafter) enter into the Sale Agreement (with a Non-CPLV Lease Amendment attached thereto as an exhibit, which Non-CPLV Lease Amendment shall be executed upon the consummation of the closing under the Sale Agreement).

(f)    Gaming Approvals. If a Gaming Approval Failure occurs, the Put Right shall automatically terminate and be deemed null and void. Each Party shall use good faith, commercially reasonable efforts in order to timely obtain the Requisite Gaming Approvals that it must obtain for the Put Right transaction, and the other Party shall use good faith, commercially reasonable efforts in order to assist such Party in its efforts to timely obtain such Requisite Gaming Approvals. If there is a dispute among the Parties as to whether good faith, commercially reasonable efforts were used throughout the Regulatory Period, such dispute shall be resolved in accordance with the procedures set forth in Section 6 hereof, and such matter shall be submitted to arbitration in accordance with the procedures set forth in Section 6 hereof within twenty (20) days after the expiration of the Regulatory Period. Each Party, at no material unreimbursed expense to such Party, agrees to reasonably cooperate with the other Party and use commercially reasonable efforts to provide Regulatory Approval Supporting Information to any applicable Gaming Authorities in pursuit of the Requisite Gaming Approvals.

(g)    Closing. The closing of the Put Right transaction shall occur in accordance with the terms of the Sale Agreement. In the event that the Parties fail to execute a Sale Agreement, either VICI or Owner shall have the right, to be exercised within twenty (20) days after the date the alleged failure occurs, to submit any dispute related to such failure to arbitration in accordance with the procedures set forth in Section 6 hereof; provided, however, that if the Sale Agreement has been executed between the Parties, from and after such execution the terms and conditions of such Sale Agreement shall govern all disputes between the Parties.

(h)    Failure to Execute Sale Agreement Due To VICI’s Breach. Prior to entering into this transaction, Owner and VICI have discussed the fact that substantial damages will be suffered by Owner if VICI shall breach or default in its obligations under this Section 3 to execute a Sale Agreement if and when required under this Section 3 (a “VICI LD Default”); accordingly, the Parties agree that a reasonable estimate of Owner’s damages in such event is the amount of $30,000,000 (the “Owner Liquidated Damages Amount”). In the event of a VICI LD Default, then, as Owner’s sole and exclusive remedy hereunder, at law, in equity or otherwise VICI shall pay the Owner Liquidated Damages Amount to Owner as liquidated damages. VICI’s obligation to pay the Owner Liquidated Damages Amount if and when payable hereunder shall survive the termination of this Agreement. In the event of an alleged VICI LD Default, Owner shall provide notice to VICI of same, setting forth in reasonable detail the nature of such VICI LD Default (a “VICI LD Default Notice”). VICI shall have the right, to be exercised within twenty (20) days after the date Owner gives a VICI LD Default Notice, to submit any dispute related to such alleged VICI LD Default to arbitration in accordance with the procedures set forth in Section 6 hereof in order to obtain a determination as to whether a VICI LD Default occurred. In the event the Arbitration Panel’s determination is that a VICI LD Default occurred, VICI shall have a period of twenty (20) days from the date of such determination to cure such default, failure of which shall result in VICI being required to pay the Owner Liquidated Damages Amount.

(a)    Termination of Agreement. Upon closing of the Put Right transaction this Agreement shall automatically terminate and be of no further force and effect.

4.    [Intentionally Omitted].
5.    Call Right in Favor of VICI.
(a)    Call Right. Provided that the Non-CPLV Lease shall be in full force and effect, Landlord (as defined in the Non-CPLV Lease) shall not be in material uncured default under the Non-CPLV Lease, and VICI is not in material default hereunder (and, for the avoidance of doubt, it shall not be deemed a material default if a VICI LD Default occurred and thereafter VICI paid the Owner Liquidated Damages Amount), then, at any time during the Election Period, VICI shall have the right to exercise the Call Right in accordance with the procedures set forth in this Section 5.

(b)    Requirements of Call Right Election Notice and Call Right Property Package Request. As a condition to exercising the Call Right, VICI shall deliver to Owner a notice of VICI’s intention to exercise the Call Right, and a request for the Call Right Property Package from Owner (collectively, the “Call Right Property Package Request”). As promptly as practicable after receipt of the Call Right Property Package Request, but in no event later than the date occurring thirty (30) days after Owner’s receipt of the Call Right Property Package Request, Owner shall provide to

VICI a package of information (the “Call Right Property Package”), which shall set forth all material information with respect to the Centaur Facilities and the Call Right including, without limitation, the following:

(i)	the proposed Sale Agreement, in the condition required by this Agreement, which shall include the Call Right Purchase Price and Closing Date;

(ii)	the proposed Non-CPLV Lease Amendment, in the condition required by this Agreement;

(iii)	delivery of the Financial Statements referenced in Section 3(a), together with the Additional Rent Support Information;

(iv)
a reasonably detailed explanation of the computation of the proposed Call Right Purchase Price and the Call/Put Right Incremental Non-CPLV Rent, together with any related Financial Statements used as the basis therefor; and

(v)	Diligence Materials.
Promptly upon VICI’s reasonable request therefor, Owner shall provide to VICI additional information reasonably related to the Call Right, to the extent such information is reasonably available to Owner. Further, following delivery of the Call Right Property Package Request VICI and its consultants and representatives shall have access to the Centaur Facilities pursuant to, and VICI, and its consultants and representatives, shall comply with, the Access Provisions.

(c)    Call Right Deadline. If VICI does not deliver a Call Right Property Package Request to Owner in accordance with Section 5(b) prior to the expiration of the Election Period, TIME BEING OF THE ESSENCE, this Agreement shall automatically terminate on the expiration of such period.
(d)    [Intentionally Omitted].

(e)    Dispute Regarding Call Right Property Package. If VICI, after reviewing the Call Right Property Package, still wishes to exercise the Call Right but VICI either (1) disagrees with Owner’s computation of the Call Right Purchase Price and/or the Call/Put Right Incremental Non-CPLV Rent, or (2) has comments or revisions to the draft Non-CPLV Lease Amendment and/or Sale Agreement required to cause the same to comply with the provisions of this Agreement, VICI shall notify Owner thereof within sixty (60) days of VICI’s receipt of the Call Right Property Package. In such event, Owner and VICI shall negotiate in good faith up to a period of thirty (30) days in an effort to reconcile the applicable issue(s). If Owner and VICI are unable to resolve the subject dispute, such dispute shall be resolved pursuant to arbitration in accordance with the procedures set forth in Section 6 hereof. Notwithstanding anything to the contrary contained herein, in the event that a condition exists or an event occurred (evidenced through the Diligence Materials or otherwise) that has a Material Adverse Effect, then, VICI shall have the right to retract its exercise of the Call Right by providing notice to Owner thereof within sixty (60) days of VICI’s receipt of the Call Right Property Package (or, if later, in the case of any condition or event described in this sentence, sixty (60) days following the occurrence of such event). In such case, this Agreement shall automatically terminate at the conclusion of the Election Period.

(f)    Finalization of Call Right Documents. If the Call Right Property Package is timely delivered, and (if applicable) any disputes under Section 5(e) above have been resolved, if VICI still wishes to exercise the Call Right, Owner and VICI shall as soon as reasonably practicable (but in all events within sixty (60) days thereafter) enter into the Sale Agreement (with a Non-CPLV Lease Amendment attached thereto as an exhibit, which Non-CPLV Lease Amendment shall be executed upon the consummation of the closing under the Sale Agreement).

(g)    Gaming Approvals. If a Gaming Approval Failure occurs, then this Agreement shall automatically terminate. Each Party shall use good faith, commercially reasonable efforts in order to timely obtain the Requisite Gaming Approvals that it must obtain for the Call Right Transaction, and the other Party shall use good faith, commercially reasonable efforts in order to assist such Party in its efforts to timely obtain such Requisite Gaming Approvals. If there is a dispute among the Parties as to whether good faith, commercially reasonable efforts were used throughout the Regulatory Period, such dispute shall be resolved in accordance with the procedures set forth in Section 6 hereof, and such matter shall be submitted to arbitration in accordance with the procedures set forth in Section 6 hereof within twenty (20) days after the expiration of the Regulatory Period. Each Party, at no material unreimbursed expense to such Party, agrees to reasonably cooperate with the other Party and use commercially reasonable efforts to provide Regulatory Approval Supporting Information that is reasonably requested by the other Party, in such Party’s efforts to obtain any necessary regulatory approvals (including, if necessary Requisite Gaming Approvals).

(h)    Closing. The closing of the Call Right transaction shall occur in accordance with the terms of the Sale Agreement. In the event that the Parties fail to execute a Sale Agreement, either VICI or Owner shall have the right, to be exercised within twenty (20) days after the date the alleged failure occurs, to submit any dispute related to such failure to arbitration in accordance with the procedures set forth in Section 6 hereof; provided, however, that if the Sale Agreement has been executed between the Parties, from and after such execution the terms and conditions of such Sale Agreement shall govern all disputes between the Parties.

(i)    Failure to Execute Sale Agreement Due To Owner Breach. Prior to entering into this transaction, Owner and VICI have discussed the fact that substantial damages will be suffered by VICI if Owner shall breach or default in its obligations under this Section 5 to execute a Sale Agreement when and as required under this Section 5 (an “Owner LD Default”); accordingly, the Parties agree that a reasonable estimate of VICI’s damages in such event is the amount of $30,000,000 (the “VICI Liquidated Damages Amount”). In the event of an Owner LD Default, then, as VICI’s sole and exclusive remedy hereunder, at law, in equity or otherwise, Owner shall pay the VICI Liquidated Damages Amount to VICI as liquidated damages, and thereafter, the Parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement. Owner’s obligation to pay the VICI Liquidated Damages

Amount if and when payable hereunder shall survive the termination of this Agreement. In the event of an alleged Owner LD Default, VICI shall provide notice to Owner of same, setting forth in reasonable detail the nature of such Owner LD Default (an “Owner LD Default Notice”). Owner shall have the right, to be exercised within twenty (20) days after the date VICI gives an Owner LD Default Notice, to submit any dispute related to such alleged Owner LD Default to arbitration in accordance with the procedures set forth in Section 6 hereof in order to obtain a determination as to whether an Owner LD Default occurred. In the event the Arbitration Panel’s determination is that an Owner LD Default occurred, Owner shall have a period of twenty (20) days from the date of such determination to cure such default, failure of which shall result in Owner being required to pay the VICI Liquidated Damages Amount. Notwithstanding the foregoing, the VICI Liquidated Damages Amount shall not exceed the maximum amount, if any, that can be paid to VICI without causing VICI REIT (as defined below) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Internal Revenue Code of 1986, as amended (the “REIT Requirements”) for such year, determined as if the payment of such amount did not constitute income described in  the REIT Requirements (“Qualifying Income”), as determined by independent accountants to VICI (taking into account any known or anticipated income of VICI which is not Qualifying Income and any appropriate  “cushion” as determined by such accountants).  Notwithstanding the foregoing, in the event VICI receives a reasoned opinion from counsel or other tax advisor or a ruling from the U.S. Internal Revenue Service providing that VICI’s receipt of the VICI Liquidated Damages Amount would either constitute Qualifying Income of VICI REIT or would be excluded from gross income of VICI REIT within the meaning of the REIT Requirements, the VICI Liquidated Damages Amount shall be an amount equal to the VICI Liquidated Damages Amount and Owner shall, upon receiving a written notification from VICI regarding such opinion or ruling, pay to VICI the unpaid VICI Liquidated Damages Amount within five Business Days.  In the event that VICI is not able to receive the full VICI Liquidated Damages Amount immediately upon a termination due to the above limitations, Owner shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to VICI unless and until VICI receives a reasoned opinion from counsel or other tax advisor or a ruling from the U.S. Internal Revenue Service providing that VICI’s receipt of the unpaid VICI Liquidated Damages Amount would either constitute Qualifying Income of VICI REIT or would be excluded from gross income of VICI REIT within the meaning of the REIT Requirements, in which event Owner shall pay to VICI the unpaid VICI Liquidated Damages Amount within five Business Days after Owner has been notified thereof.  The obligation of Owner to pay any unpaid portion of the VICI Liquidated Damages Amount shall terminate on the December 31 following the date which is five years from the date the Owner LD Default.  Amounts remaining in escrow after the obligation of Owner to pay the VICI Liquidated Damages Amount terminates shall be released to Owner.

(j)    Financial Statements and Access to Centaur Facilities. Commencing on October 1, 2022 and at any time during the Election Period and, if the Call Right is exercised during the Election Period, continuing until the termination of this Agreement while VICI is exercising its Call Right hereunder, Owner shall provide, upon VICI’s reasonable advance written request: (x) to VICI, Financial Statements of Centaur for the then most recent period of four consecutive Fiscal Quarters ended at least 90 days prior to such date, and (y) to VICI and its consultants and representatives, access to the Centaur Facilities pursuant to, and VICI, and its consultants and representatives, shall comply with, the Access Provisions.

(k)    Termination of Agreement. Upon closing of the Call Right transaction this Agreement shall automatically terminate and be of no further force and effect.

6.	Arbitration.
(a)    Arbitrator Qualifications. Any dispute required pursuant to the terms and conditions of this Agreement to be resolved by arbitration shall be submitted to and determined by an arbitration panel comprised of three (3) members (the “Arbitration Panel”). No more than one (1) panel member may be with the same firm, and no panel member may have an economic interest in the outcome of the arbitration. In addition, each panel member shall have (i) at least ten (10) years of experience as an arbitrator and at least one (1) year of experience in a profession that directly relates to the ownership, operation, financing or leasing of gaming, racing or other hospitality facilities similar to the Centaur Facilities, as applicable, or (ii) at least one (1) year of experience as an arbitrator and at least ten (10) years of experience in a profession that directly relates to the ownership, operation, financing or leasing of gaming, racing or other hospitality facilities similar to the Centaur Facilities.

(b)    Arbitrator Appointment. The Arbitration Panel shall be selected as set forth in this Section 6(b). Within fifteen (15) Business Days after the expiration of the applicable date identified in this Agreement, Owner shall select and identify to VICI a panel member meeting the criteria of the above paragraph (the “Owner Panel Member”) and VICI shall select and identify to Owner a panel member meeting the criteria of the above paragraph (the “VICI Panel Member”). If a Party fails to timely select its respective panel member, the other Party may notify such Party in writing of such failure, and if such Party fails to select its respective panel member within three (3) Business Days after receipt of such notice, then such other Party may select and identify to such Party such panel member on such Party’s behalf. Within ten (10) Business Days after the selection of the Owner Panel Member and the VICI Panel Member, the Owner Panel Member and the VICI Panel Member shall jointly select a third panel member meeting the criteria of the above paragraph (the “Third Panel Member”). If the Owner Panel Member and the VICI Panel Member fail to timely select the Third Panel Member and such failure continues for more than three (3) Business Days after written notice of such failure is delivered to the Owner Panel Member and VICI Panel Member by either Owner or VICI, then Owner and VICI shall cause the Third Panel Member to be appointed by the managing officer of the American Arbitration Association.

(c)    Arbitration Procedure. Within twenty (20) Business Days after the selection of the Arbitration Panel, Owner and VICI each shall submit to the Arbitration Panel a written statement identifying its summary of the issues. Owner and VICI may also request an evidentiary hearing on the merits in addition to the submission of written statements, such request to be made in writing within such twenty (20) Business Day period. The Arbitration Panel shall determine the appropriate terms and conditions of the documents or other matters in question in accordance with this Agreement. The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) the submission of such written statements, and (ii) the conclusion of any evidentiary hearing on the merits (if any). The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to Owner and VICI.

(d)    Determinations by Arbitration Panel. For the avoidance of doubt, (i) any damages payable hereunder shall be payable only in cash or cash equivalents or, in the discretion of both Parties acting reasonably, equity securities or debt with at least the same value as a cash award or, in the sole discretion of each Party, such other form of consideration as may be agreed between them; and (ii) in making any determination of an issue with respect to Gaming Laws or involving the Gaming Authorities, the Arbitration Panel shall be limited to determining whether the Owner acted in good faith and/or a commercially reasonable manner with respect to this Agreement and its obligations hereunder.

(e)    Binding Decision. The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in New York, New York.

(f)    Determination Rules. The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex, Commercial Disputes in effect as of the date hereof.

(g)    Liability for Costs. Owner and VICI shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting any arbitration described in this Section 6.

7.	Miscellaneous.
(a)    Notices. Any notice, request or other communication to be given by any Party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address or to such other address as either Party may hereafter designate:
To Owner:    c/o Caesars Entertainment, Inc.
100 West Liberty Street, Suite 1150
Reno, NV 89501
Attention: General Counsel
Email: equatmann@eldoradoresorts.com

To VICI:    c/o VICI Properties Inc.
535 Madison Avenue, 20th Floor
New York, New York 10022
Attention:  Samantha S. Gallagher, General Counsel
Email:  corplaw@viciproperties.com

Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such notice was received at the number specified above or in a notice to the sender.

(b)    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Owner and VICI and their respective permitted successors and assigns provided, however, in all instances this Agreement shall “run with the land” and be binding against any successor of the Parties and each such permitted successor or assign shall be required to execute and notarize a joinder to this Agreement in a form of joinder reasonably acceptable to the Parties hereto, but failure to execute and/or have notarized such joinder shall in no way affect such successor’s or assign’s obligations under this Agreement. Owner shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of VICI; provided, that Owner may assign this Agreement as reasonably required in order for it to comply with the provisions of Section 2. VICI shall not have the right to assign its rights or obligations under this Agreement, other than to an Affiliate of VICI; provided, that if after the date hereof the “Landlord” under the Non-CPLV Lease ceases to be an Affiliate of VICI, then VICI, concurrently with such event, shall assign this Agreement to a “Landlord” under the Non-CPLV Lease or an Affiliate thereof. The foregoing shall be subject to the terms and provisions of Section 2.

(c)    Entire Agreement; Amendment. This Agreement and the exhibits hereto constitute the entire and final agreement of the Parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the Parties. Owner and VICI hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the subject matter hereof are merged into and revoked by this Agreement.

(d)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, which State the Parties agree has a substantial relationship to the Parties and to the underlying transaction embodied hereby. This Agreement is the product of joint drafting by the Parties and shall not be construed against either Party as the drafter hereof.

(e)    Venue. With respect to any action relating to this Agreement, Owner and VICI irrevocably submit to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan and the United States District Court having jurisdiction over New York County, New York, and Owner and VICI each waives: (a) any objection to the laying of venue of any suit or action brought in any such court; (b) any claim that such suit or action has been brought in an inconvenient forum; (c) any claim that the enforcement of this Section is unreasonable, unduly oppressive, and/or unconscionable; and (d) the right to claim that such court lacks jurisdiction over that Party.

(f)    Waiver of Jury Trial. EACH PARTY HERETO, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

(g)    Severability. If any term or provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

(h)    Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

(i)    Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

(j)    Further Assurances. The Parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Agreement. In addition, VICI agrees to, at Owner’s sole cost and expense, reasonably cooperate with all applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Owner and the transactions contemplated and described herein, including the provision of such documents and other information as may be requested by such Gaming Authorities.

(k)    Counterparts; Originals. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Facsimile or digital copies of this Agreement, including the signature page hereof, shall be deemed originals for all purposes.

(l)    Gaming Regulations; Licensing Events; Termination.
(i)    Notwithstanding anything herein to the contrary, this Agreement and any agreement formed pursuant to the terms hereof are subject to all applicable Gaming Laws and all rights, remedies and powers under this Agreement and any agreement formed pursuant to the terms hereof may be exercised only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authorities. Each of Owner and VICI agree to cooperate and cause their respective Affiliates to cooperate with each Gaming Authority in pursuit of all Requisite Gaming Approvals to consummate any agreement formed pursuant to the terms hereof.

(ii)    If there shall occur a VICI Licensing Event and any aspect of such VICI Licensing Event is attributable to a member of the VICI Subject Group, then Owner or VICI, as applicable, shall notify the other Party thereof as promptly as practicable after becoming aware of such VICI Licensing Event (but in no event later than twenty (20) days after becoming aware of such VICI Licensing Event). In such event, VICI shall use commercially reasonable efforts to resolve and to cause the other members of the VICI Subject Group to use commercially reasonable to in resolve such VICI Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such VICI Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Owner shall have the right, in its discretion, to (1) cause this Agreement to temporarily cease to be in full force and effect, until such time, as any, as the VICI Licensing Event is resolved to the satisfaction of the applicable

Gaming Authorities; provided, that if the Election Period would otherwise terminate at a time while the Agreement is not in full force and effect, then the Election Period shall be extended until the date that is the earlier of (x) one hundred eighty (180) days after the date on which the Parties become aware that the VICI Licensing Event was resolved to the satisfaction of the applicable Gaming Authorities, (y) the date on which each of VICI and Owner reasonably determines that the VICI Licensing Event is not likely to be resolved or otherwise ceases using commercially reasonable efforts to resolve such VICI Licensing Event and (z) the date that is one (1) year following the expiration of the Election Period or (2) to the extent causing this Agreement to temporarily cease to be in full force and effect in lieu of terminating this Agreement is not sufficient for the applicable Gaming Authorities, notify VICI of its intention to terminate this Agreement, in which case the Agreement shall terminate upon receipt of such notice.

(iii)    If there shall occur an Owner Licensing Event and any aspect of such Owner Licensing Event is attributable to a member of the Owner Subject Group, then VICI or Owner, as applicable, shall notify the other Party thereof as promptly as practicable after becoming aware of such Owner Licensing Event (but in no event later than twenty (20) days after becoming aware of such Owner Licensing Event). In such event, Owner shall use commercially reasonable efforts to resolve and to cause the other members of the Owner Subject Group to resolve such Owner Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such Owner Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, VICI shall have the right, in its discretion, to terminate this Agreement; provided, that if the Election Period would otherwise terminate at a time while the Agreement is not in full force and effect, then the Election Period shall be extended until the date that is the earlier of (x) one hundred eighty (180) days after the date on which the Parties become aware that the Owner Licensing Event was resolved to the satisfaction of the applicable Gaming Authorities, (y) the date on which each of VICI and Owner reasonably determines that the Owner Licensing Event is not likely to be resolved or otherwise ceases using commercially reasonable efforts to resolve such Owner Licensing Event and (z) the date that is one (1) year following the expiration of the Election Period or (2) to the extent causing this Agreement to temporarily cease to be in full force and effect in lieu of terminating this Agreement is not sufficient for the applicable Gaming Authorities, notify Owner of its intention to terminate this Agreement, in which case the Agreement shall terminate upon receipt of such notice.

(m)    Guaranties. On the Effective Date, (x) Owner Guarantor shall execute and deliver the Owner Guaranty, which shall in all events be in a form reasonably acceptable to the Parties, and be on materially the same terms as in the Guaranty, dated as of November 29, 2017 by Caesars Entertainment Resort Properties, LLC, except that the Owner Guaranty shall be with respect to Owner’s obligations to pay the VICI Liquidated Damages Amount to the extent due pursuant to the terms and conditions of this Agreement and with respect to the performance of Owner’s obligations under Section 2 of this Agreement, and (y) VICI Guarantor shall execute and deliver the VICI Guaranty, which shall in all events be in a form reasonably acceptable to the Parties, and be on materially the same terms as the Guaranty, dated as of November 29, 2017 by VICI Properties 1 LLC, except that the VICI Guaranty shall be with respect to VICI’s obligations to pay the Owner Liquidated Damages Amount to the extent due pursuant to the terms and conditions of this Agreement. If the form of the Owner Guaranty and the form of VICI Guaranty have not been agreed to on the Effective Date, then the parties may submit the dispute with regard to the form of the VICI Guaranty and Owner Guaranty to arbitration in accordance with Section 6.

(n)    REIT Protection. This Agreement shall be interpreted in a manner that is consistent with the continued qualification of VICI Properties Inc., a Maryland corporation (“VICI REIT”) as a “real estate investment trust” under Section 856(a) of the Internal Revenue Code of 1986, as amended, or any similar or successor provisions thereto (a “REIT”).  Notwithstanding anything to the contrary set forth in this Agreement, VICI REIT shall not be required to take any action or refrain from taking any action that would, in either case, reasonably be expected to cause VICI REIT to fail to qualify as a REIT.

(o)    Transfer Taxes. All transfer, documentary, sales, use, registration and similar taxes (including all applicable real estate transfer or gains taxes and stock transfer taxes) and related fees (including any penalties, interest and additions to tax) (“Transfer Tax”) incurred in connection with the entry into this Agreement and the consummation of the transactions hereunder shall be borne 50% by Owner and 50% by the VICI when due. VICI shall prepare and file all tax returns related to such Transfer Taxes; provided that Owner shall join in the execution of any such tax returns where required by applicable law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, VICI and Owner have executed this Agreement as of the date first set forth above.

VICI:

CENTAUR PROPCO LLC,
a Delaware limited liability company

By: /s/ David Kieske
Name: David Kiese
Title:     Treasurer

[Signature Page to Put-Call Right Agreement (Centaur)]

OWNER:

CAESARS RESORT COLLECTION, LLC,
a Delaware limited liability company

By: /s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Secretary

[Signature Page to Put-Call Right Agreement (Centaur)]

EXHIBIT A
Description of Centaur Facilities

Exhibit B

EXHIBIT B

Terms of Non-CPLV Lease Amendment

Exhibit B

EXHIBIT C

Put-Call PSA Modifications

Exhibit C